UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 30, 2007

Golden Oval Eggs, LLC

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51096	20-0422519
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Park Avenue East, P.O. Box 615, Renville, MN	56284
(Address Of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code    (320) 329-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 8 are not applicable and therefore omitted.

Item 1.01               Entry Into a Material Definitive Agreement.

Effective April 30, 2007, Golden Oval Eggs, LLC (the “Company”) and its two subsidiaries, GOECA, LP and Midwest Investors of Iowa, a cooperative (collectively, the “Borrowers”) entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with Metropolitan Life Insurance Company, as a bank, CoBank, ACB and the other financial institutions or entities that are signatories thereto (the “Lenders”).  CoBank, ACB is also the administrative agent for the Lenders.

The Lenders and the Borrowers entered into an Amended and Restated Credit Agreement dated as of June 30, 2006 (the “Credit Agreement”).  The Amendment amends certain provisions of the Credit Agreement, including covenants relating to net worth, current ratios, working capital, leverage ratios, fixed charge coverage ratios.  By the Amendment, the Lenders also waived defaults of these covenants for the period ending February 28, 2007, as well as certain other covenants relating to compliance with laws and environmental matters.  Further, the Amendment extended the termination date of the Credit Agreement from April 30, 2007 to March 1, 2008.

The above summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, which is included as Exhibits 10.1 to this Form 8-K and is incorporated by reference into this Item 1.01.

Item 9.01               Financial Statements and Exhibits.

Exhibit No.	Description
10.1

First Amendment to Amended and Restated Credit Agreement effective as of April 30, 2007 by and between Golden Oval Eggs, LLC, GOECA, LP and Midwest Investors of Iowa as borrowers, the lenders signatory thereto, and CoBank, ACB as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOLDEN OVAL EGGS, LLC

By:	/s/ Dana Persson
Dana Persson
President and Chief Executive Officer

Date:  May 9, 2007